Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. Partners with Qifeng Food for Entry into the China Market and Nationwide Distribution of Celsius® Brands

BOCA RATON, FL / July 31, 2017 / Celsius Holdings, Inc. (NASDAQ: CELH), the makers of CELSIUS®, a clinically proven fitness drink, is pleased to announce entry into the China market and nationwide distribution of Celsius brands , through a new, strategic partnership through Qifeng Food Technology (Beijing) Co. Ltd., a national wholesale distributor of foods and beverages founded by former Pepsi, Nestle and Red Bull executives. Under the partnership, Qifeng Food will distribute CELSIUS© brands via all channels of trade through their network of over 500 distributors.

“Launching the CELSIUS® brand in China is a major initiative in our continued global expansion. China is a market we believe will add significant growth for the company.” said John Fieldly, interim Chief Executive Officer and Chief Financial Officer. “Qifeng’s network of distributors, national expertise, and proven ability to execute, provides us with a strong partnership to maximize our exposure and speed to market. We are excited for this opportunity and look forward to this new strategic alliance.”

Qifeng Food Technology (Beijing) Co. Ltd., provides expert sales, marketing and distribution of healthy foods and beverages across China through a network of more than 500 distributors. The company’s team of experienced professionals have backgrounds with Fortune 500 Companies including Ogilvy & Mather, P&G, Johnson & Johnson, Pepsi, Nestle and Red Bull, and the team has in depth knowledge of how to grow brands in the China market place. The team’s innovative marketing solutions across a variety of platforms will be critical to growing the CELSIUS brand as they navigate a competitive landscape.

Under the newly signed partnership, Qifeng Food agrees to market, sell and distribute the CELSIUS brand to all provinces. “Partnering with CELSIUS® is a great opportunity for us to promote health throughout China. It is a robust product line of great tasting, functional drinks backed by scientific research which gives CELSIUS® a competitive edge,” said Madame Wang, a founding partner in Qifeng Food Technology (Beijing) Co. Ltd.

About Qifeng Food Technology

Qifeng Food Technology (Beijing) Company, Limited, engages in the wholesale distribution of food products. In addition, the company concentrates on the sale and production of beverages and snacks. Qifeng Food Technology (Beijing) Company Limited is based in China.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven or innovative in its category, and offers significant health benefits.

CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®’ new natural line is available in six refreshing flavors: three sparkling and three non-carbonated, this line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, a trainer’s grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator.  CELSIUS HEAT™ is sold in 16oz cans and is available in three carbonated flavors: Inferno Punch, Cherry Lime and Blueberry Pomegranate.  CELSIUS HEAT™ targets professional trainers, endurance & competitive athletes, those who focus on defined, physical fitness results, and the military, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium.  CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and others. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides.

For more information, please visit www.celsiusholdingsinc.com

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Media Inquiries

Howard Wishner

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wish@celsius.com